Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT BEAM THERAPEUTICS INC. TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This Amendment (“Amendment No. 2”), effective as of March 27, 2020 (“Amendment No. 2 Effective Date”), is entered into by and between Beam Therapeutics, Inc., a corporation existing under the laws of the State of Delaware, having a place of business at 26 Landsdowne Street, Cambridge, Massachusetts 02139 (“Licensee”), and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”). Each of Harvard and Licensee are a “Party” hereunder and collectively, the “Parties”.

WHEREAS, Licensee and Harvard have entered into that certain License Agreement dated as of June 27, 2017, as amended by that certain Amendment No. 1 to License Agreement, dated as of December 12, 2017 (the “Agreement”); and

WHEREAS, Licensee and Harvard desire to amend the Agreement to revise the definition of “Non-Royalty Sublicense Income”.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1. AGREEMENT TO AMEND

1.1Capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

1.2Section 1.65 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Non-Royalty Sublicense Income” means all consideration received by Licensee or its Affiliates for a Sublicense such as license or distribution fees, milestone or option payments, or license maintenance fees, including any consideration received by Licensee under a Sublicense, but excluding reimbursement of future research and development by or for the Licensee at Licensee’s fully burdened cost, reimbursement for patent expenses (including prosecution and enforcement expenses) paid to third parties at out-of-pocket cost to Licensee, reimbursement of commercialization expenses of Licensee under a co- promotion arrangement at Licensee’s cost (determined in accordance with U.S. generally accepted accounting principles consistently applied), reimbursement of license, option, or other fees paid to third parties at out-of-pocket cost to Licensee, proceeds from equity investments to the extent at fair market value, principal amount of loans to the extent not forgiven, the [**] of any [**] that is received by Licensee or its Affiliates under such Sublicense, based on [**], to the extent such [**] of such [**] does not exceed Licensee’s and its Affiliates’ [**] following the effective date of the Sublicense (taking into consideration the [**]), provided that with respect to [**] on which such [**] is based, [**], and royalties on Net Sales of Licensed Products.  To avoid doubt as to the calculation of Non-Royalty Sublicense Income, “equity investments to the extent at fair market value” means that only a premium over the fair market value of the security received for the equity investment (such fair market value being determined by reference to the price paid by a non-Sublicensee Third Party for the equivalent Licensee security (equal to such price wherever available) or by a reasonable methodology where such non-Sublicensee Third Party price is not available) would be included in Non-Royalty Sublicense Income, and if a loan is partially forgiven, then only the forgiven portion of the loan would be included in the Non-Royalty Sublicense Income. In the event that non-cash consideration is received as Sublicense Income, Sublicense Income shall be calculated based on the fair market value of such non-cash consideration, or, at Licensee’s election, Licensee may distribute Harvard’s share to Harvard in kind; provided that Licensee may only elect to make such a distribution if such non-cash consideration is a freely transferable security (except for such restrictions on transfer imposed by law). For clarity, a license of intellectual property rights that are necessary for Licensee to make, have made use, have used, sell, offer for sale, have sold, export and import Licensed Products, and other routine contractual covenants that do not involve the payment of any monetary consideration and are customary in the type of deal that the Sublicense is included in (including covenants providing for the research, development, supply, and commercialization responsibilities of the Sublicensee, confidentiality provisions, licenses or other rights or forbearances with respect to improvements and other technologies and intellectual property, retention of co-promotion rights or options to obtain co-promotion rights to the Licensed Product(s) covered by such Sublicense, and indemnification) shall not be deemed non-cash consideration. For purposes of this Section, “all consideration received by Licensee or its Affiliates for a Sublicense” shall include all consideration received by Licensee or its Affiliates for any option, license, sublicense, standstill, covenant not to sue or other right granted under any other rights owned or controlled (for example, by virtue of a license granted by a third party) by Licensee or its Affiliate, or other agreement or arrangement entered into by Licensee or its Affiliate, in connection with a Sublicense. All rights relevant to making, using, selling, offering to sell or importing particular Licensed Products or Enabled Products to which a Sublicense relates shall be included in or deemed to be granted in connection with the Sublicense under which the rights granted to Licensee hereunder are sublicensed with respect to such Licensed Products or Enabled Products. In addition, to the extent that Licensee enters into a cross-license with a Third Party to achieve freedom-to-operate for Licensed Products while providing the Third Party with freedom-to-operate with respect to all or some portion of the Licensed Patents, the value of the licenses to Licensee as part of such cross-license, and the other routine contractual covenants by other parties to such cross-license, shall not be deemed to give rise to Non-Royalty Sublicense Income for purposes of this Agreement. In addition, no Change of Control transaction or other transaction giving rise to potential payments under Section 4.7 of this Agreement shall be deemed to be a Sublicense nor to give rise to Non-Royalty Sublicense Income.”

1.3Section 5.1.1.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.1.1.4a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter, which shall include, without limitation, a [**].”

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ARTICLE 2. MISCELLANEOUS

2.1 Except as specifically set forth in this Amendment, the terms and conditions of the Agreement (including all exhibits thereto) shall remain unchanged and in full force and effect. Licensee and Harvard hereby agree to be bound by provisions substantially identical to Sections 11.5 through 11.17 of the Agreement with respect to this Amendment, mutatis mutandis (which are incorporated herein by reference as they so apply); provided that references to the Agreement provided in Section 11.5 shall be read to apply to the Agreement as amended by this Amendment.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized representatives as of the Amendment No. 2 Effective Date.

President and Fellows of Harvard College		Beam Therapeutics Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ John Evans
Title:	Senior Associate Provost	Title:	CEO
Chief Technology Development Officer Office of Technology Development Harvard University

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